Exhibit 99.1


Calypte Biomedical Appoints Dr. Richard George as President and CEO and Richard Van Maanen as Vice President of Operations

          Experienced Executives to Lead Next Stage of Company's Growth

ALAMEDA, CA., January 20, 2004 - PRNewswire/FirstCall -- Calypte Biomedical Corporation (OTC Bulletin Board: CYPT), the developer and marketer of the only two FDA approved HIV-1 antibody tests for use with urine samples, announced today that it has named Dr. Richard George its new President and CEO and Richard
(Dick) Van Maanen as its new Vice President of Operations. The appointments are effective immediately.

Additionally, the Company announced that Jay Oyakawa has resigned from his position as President, Chief Operating Officer and a member of the Company's Board of Directors to pursue other opportunities. Tony Cataldo, Calypte's Executive Chairman stated, "I would like to thank Jay for his many contributions to the Company and wish him well in his future endeavors. He played an important role in restructuring our company."

Dr. George has been Vice President of Governmental Affairs for the Company since January 2003 and is responsible for the development of the company's rapid urine, rapid blood and ELISA urine HIV screening products. Formerly, he acted as Senior Vice President of Research and Development, Infectious Diseases for Orasure Technologies (NASDAQ : OSUR). He was Chief of the Developmental Technology Section of the Division of HIV with the Centers for Disease Control and Prevention (CDC). Dr. George has extensive experience at the CDC where he was employed in various roles for 35 years. Mr. Van Maanen has been involved with HIV diagnostics since 1985. He launched the first FDA-approved HIV test for Abbott Diagnostics in Canada, and has been employed by Calypte since 1993 as Director of Marketing and Director of International Business Development.

"I am delighted to have two such experienced executives to lead the the Company's next phase of growth," said Tony Cataldo. "Both individuals have extensive and impressive backgrounds in HIV diagnostics. Dr. George is quoted in scientific publications, and is considered one of the top authorities in HIV. His 35 years of experience with the CDC is proving invaluable. Mr. Van Maanen has conducted business worldwide, and is credited with introducing several other diagnostic products in the infectious disease and cancer areas for previous employers. Collectively, their wide-ranging experience and impressive track records in researching, developing and marketing diagnostic products will be important as we prepare to launch rapid tests in blood and urine throughout the world. I look forward to working closely with them as we monetize opportunities from our existing portfolio and develop our new products for submission to the regulatory authorities."


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At Calypte,  Dr. George is  supervising  the  development  of rapid  diagnostics
performed   on  urine  and  blood   samples  as  part  of  overall   supervisory
responsibilties of the acitvities of the clinical trials and regulatory affairs department. While at Orasure, he managed the development of all activities
relating  to  products  directed  to  infectious  disease  diagnosis.   He  also
supervised the activities of the clinical trials group and regulatory affairs in support of applications for licensing by the FDA. Previously, he was Chief Scientific Officer for Epitope, Inc. He was awarded a Bachelor of Science and a Master of Science from Georgia State University and a Ph.D from the University of Georgia. Mr. Van Maanen has worked in the medical products industry for twenty-three years, the last twenty of which have been focused exclusively on in vitro diagnostics. He has been involved with HIV diagnostics since 1985 and is credited with launching the first FDA-approved HIV test for Abbott Diagnostics in Canada. Prior to joining Abbott, Mr. Van Maanen was Worldwide Director of Sales and Marketing for ADI Diagnostics Inc., a diagnostics manufacturer and distributor specializing in cancer and infectious disease assays. He graduated cum laude with a BS in Biology from the University of Guelph, Canada.

About Calypte Biomedical

Calypte Biomedical Corporation, headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte's tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA-approved serum HIV-1 antibody Western Blot test. The Company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing and access funds from our existing financing arrangements that will allow us to continue our current and future operations and whether demand for our product and testing service in domestic and international markets will continue to expand. The
Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.